Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166667 on Form S-8 and Registration Statement Nos. 333-157817, 333-187305, 333-197912, 333-219933 and 333-234700 on Form F-3 of our reports dated February 28, 2020, relating to the consolidated financial statements and financial statement schedule of Fly Leasing Limited and the effectiveness of Fly Leasing Limited’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Fly Leasing Limited for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
February 28, 2020